DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 Tel: 434 792 7511
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

August 26, 2003

DIMON Names Two Additional Directors And Announces Regular Quarterly Dividend of $0.075 Per Share

Danville, VA – The Board of Directors of DIMON Incorporated (NYSE: DMN), at its meeting held August 26, 2003, named William R. Slee and C. Richard Green, Jr. to serve as Directors until the next annual meeting of shareholders.

Mr. Slee, age 62, served previously as a Director of the Company from 1996 through 1999.  A Dutch citizen and resident of the United Kingdom, Mr. Slee is retired Group Managing Director of Schroders PLC, London.  Mr. Green, age 59, is retired Regional Director of British American Tobacco PLC where he served in a variety of international senior management roles.  A U.S. citizen, Mr. Green previously held executive positions with other U.S. public companies including Texaco (now ChevronTexaco).

Brian J. Harker, Chairman and Chief Executive Officer, stated, “We are delighted to be able to strengthen the Board with these two high caliber individuals and to welcome Bill Slee back to DIMON’s Board.  We look forward to the strong international business perspective that they will undoubtedly contribute.”

Messrs. Slee and Green will stand for election at the Company’s 2003 Annual Meeting of Shareholders in November.

The Board of Directors also declared a quarterly dividend of $0.075 per share. The dividend will be payable September 18, 2003 to shareholders of record on September 8, 2003.

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